Exhibit 99.27

American Rebel Light Beer Featured as the Primary Sponsor on Matt Hagan’s Funny Car and John Hall’s Pro Stock Motorcycle at the 25th Annual Dodge NHRA Nevada Nationals (Oct 30-Nov 2) -National FS1 TV Coverage

America’s Fastest Growing Beer—American Rebel Light—and the NHRA continue to deliver a winning combination at the racetrack and on national TV, leveraging national sponsorships to transforming race-day fan passion into lifelong customer brand loyalty

Nashville, TN, Oct. 31, 2025 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB)—the unapologetically patriotic lifestyle brand behind American Rebel Light Beer ( www.americanrebelbeer.com ), America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer —heads to Las Vegas with a full-throttle presence at the 25th Annual Dodge NHRA Nevada Nationals powered by Direct Connection , the fifth of six Countdown rounds (Oct. 30–Nov. 2). American Rebel is the primary sponsor with TSR Nitro for Matt Hagan’s Dodge//SRT Hellcat Funny Car and John Hall’s Buell Pro Stock Motorcycle, backed by national coverage on FS1 and full-weekend streaming on NHRA.TV .

For American Rebel Light Beer, NHRA weekends are more than exposure—they’re a connection with Americans who build, tune, race and drink what they love. The energy in the pits, on the track and captured on the national TV broadcast turns into real-world momentum at the shelf, accelerating distribution and fueling repeat purchase with a light lager built for clean, crisp refreshment.

“ NHRA weekends are where our brand meets America face-to-face. Teaming with TSR Nitro, John Hall and the NHRA on the sport’s biggest stages turns race day excitement into repeat purchase behavior. That’s the power of the American Rebel Brand with motorsports fans—one unmistakable combination that converts fans into lifelong customers of America’s Patriotic Beer, American Rebel Light,” said Andy Ross, CEO, American Rebel .

NHRA fans are hands-on, flag-forward, and fiercely loyal—people who keep their word and back brands that back America. That’s the American Rebel customer. When race fans pick up American Rebel Light, they’re not just reaching for another light beer; they’re choosing a beer that reflects their values and tastes—a beer that shows up where they show up, from the starting line to the checkout line. Motorsports like the NHRA + American Rebel Light Beer is the right partnership, in the right place, at exactly the right time.

Matt Hagan, Driver of the American Rebel Beer Dodge//SRT Hellcat Funny Car

Hagan rolls into The Strip at Las Vegas Motor Speedway as one of the defining forces of the Countdown— second in Funny Car, 112 points out of the lead , and on a track where he’s at his best: four Las Vegas wins and 11 career final rounds at this venue. Las Vegas marks Hagan’s 371st Funny Car start and 17th Nevada Nationals appearance —proof of a driver who knows how to channel the desert air into speed. “ Vegas is always big in the Countdown. The altitude can make power tricky, but our Dodge//SRT Hellcat has always responded here, “ Hagan said.

TSR Nitro’s two-car firepower sharpens the spear. Tony Stewart arrives sixth in Top Fuel , giving the organization a one-two punch as the championship chase tightens. Between them, the duo owns six combined wins at The Strip (Hagan with four)—and the experience to make every qualifying session count.

NHRA + American Rebel - America’s Patriotic Brand bring maximum horsepower

From Top Fuel to Funny Car to Pro Stock Motorcycle, American Rebel + NHRA is a natural fit: intense, authentic, and built for fans who show up early and stay until the last pair fires. That alignment is paying off. American Rebel Light Beer —a premium domestic light lager brewed without corn, rice, or added sweeteners —comes in at ~100 calories, 3.2g carbs, 4.3% ABV with a crisp, clean finish and lighter feel. Distribution now spans 15 states — AR, CT, FL, IN, IA, KS, KY, MN, MS, MO, NV, NC, OH, TN, VA —with chain activation growing as fast as the fanbase. The roar at the track becomes loyalty in the aisle.

Weekend Schedule — NHRA Nevada Nationals (Las Vegas) (NHRA.TV streaming; FS1 windows below)

●	Friday, Oct. 31 — Nitro Q1 1:30 p.m. PDT / 4:30 p.m. EDT ; Nitro Q2 4:00 p.m. PDT / 7:00 p.m. EDT

●	Saturday, Nov. 1 — Nitro Q3 12:00 p.m. PDT / 3:00 p.m. EDT ; Nitro Q4 2:30 p.m. PDT / 5:30 p.m. EDT

●	Sunday, Nov. 2 — Eliminations 11:00 a.m. PDT / 2:00 p.m. EDT ; R2 1:20 p.m. PDT / 4:20 p.m. EDT ; Semis 3:05 p.m. PDT / 6:05 p.m. EDT ; Finals 4:30 p.m. PDT / 7:30 p.m. EDT FS1: Qualifying recap Sunday 3:00 p.m. EDT ; Finals show Sunday 5:00 p.m. EDT .

Andy Ross

“Put American Rebel Light on Matt Hagan’s Funny Car and John Hall’s Pro Stock Motorcycle and you get a megaphone and a direct connection to the most responsive fans in motorsports. It’s a formula that grows distribution, moves cases, and builds a community of lifelong fans and customers for American Rebel Light Beer.” — Andy Ross, CEO, American Rebel

John Hall and the American Rebel Pro Stock Motorcycle

John Hall brings serious momentum to Las Vegas on the American Rebel Beer Buell , with two national event victories this season—Norwalk and Reading heading into the Nevada Nationals. Hall is a racer’s racer—sharp on the tree, relentless on race day—and his connection with fans mirrors the way American Rebel shows up in communities across the country. “ John Hall is a true rebel—he races with heart, honor, and the kind of determination that defines the American spirit. He’s out there proving what it means to Rebel Up ! “ said Andy Ross .

Notes of Interest

●	The Dodge NHRA Nevada Nationals powered by Direct Connection is the second-to-last race on the NHRA Mission Foods Drag Racing Series 20-race schedule and Round 5 of the six-race Countdown . TSR drivers Tony Stewart (Top Fuel) and Matt Hagan (Funny Car) are both in the postseason— 2025 marks Stewart’s second Countdown and Hagan’s 13th straight .

●	Standings snapshot (entering Las Vegas): Stewart 6th in Top Fuel (236 points behind leader Doug Kalitta ); Hagan 2nd in Funny Car (112 behind Austin Prock ). Hagan is a four-time champion (2011, 2014, 2020, 2023).

●	Primary looks: Stewart carries Rush Truck Centers on the Top Fuel Dragster; Hagan carries the orange, black, and white of American Rebel Beer on the Dodge//SRT Hellcat Funny Car.

●	Earlier this year at Las Vegas (NHRA Four-Wide Nationals, Apr. 11–13): Stewart qualified No. 5 and captured his first NHRA Top Fuel victory . Hagan advanced to the Finals on Sunday.

●	Hagan at the Nevada Nationals, career highlights: Four wins (2017, 2019, 2020, 2022) and two No. 1 qualifiers (2009, 2014). His Las Vegas winning ET/MPH lines include:

○	2017: 3.942 ET @ 329.42 mph (def. Courtney Force)

○	2019: 3.876 ET @ 331.36 mph (def. Jonnie Lindberg)

○	2020: 3.914 ET @ 326.40 mph (def. Ron Capps)

○	2022: 3.896 ET @ 330.23 mph (def. Robert Hight)

●	About American Rebel Beer: Founded April 2024 by CEO Andy Ross , American Rebel Beer is All Natural , Crisp , Clean , with a Bold Taste and a Lighter Feel — no corn, rice, or other sweeteners typical of mass-produced beers. Look for American Rebel in 15 states today, with additional states to be announced, and in legendary Nashville bars like Kid Rock’s , Tootsies , and Honky Tonk Central , along with retail outlets, venues, and music festivals nationwide. American Rebel Beer is America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem Singing, Stand Your Ground Beer .

●	Stewart & Las Vegas: Stewart has won on every track at the Las Vegas Motor Speedway property—dirt, oval, the Bullring, and the Strip—spanning USAC , IndyCar , NASCAR Cup , and sprint cars, with NHRA national success in Top Alcohol Dragster preceding his Top Fuel breakthrough.

Hagan’s Trackside Schedule — NHRA Nevada Nationals (All Times Pacific)

●	Friday, Oct. 31 — Nitro Q1 1:30 PM ; Nitro Q2 4:00 PM

●	Saturday, Nov. 1 — Nitro Q3 12:00 PM ; Nitro Q4 2:30 PM

●	Sunday, Nov. 2 — Eliminations: Round 1 11:00 AM ; Round 2 1:20 PM ; Semifinals 3:05 PM ; Finals 4:30 PM

Where to Watch (FS1, Eastern): Sunday, Nov. 2 — Qualifying Recap 3:00 PM; Finals Show 5:00 PM. NHRA.TV streaming available all weekend.

About American Rebel Holdings, Inc.

Nashville-based American Rebel Holdings, Inc. (NASDAQ: AREB) is “America’s Patriotic Brand.” Founded in 2014, the Company has built a portfolio of lifestyle products including safes, personal security solutions, and most recently, American Rebel Light Beer — a premium light beer brewed for hardworking Americans. With a growing retail presence, robust e-commerce platform, and partnerships across multiple consumer categories, American Rebel continues to expand its footprint and deliver innovative products designed for freedom-loving Americans nationwide.

Watch the American Rebel Story as told by our CEO Andy Ross The American Rebel Story

About American Rebel Light Beer

American Rebel Light is more than just a beer – it’s a celebration of freedom, passion, and quality. Brewed with care and precision, our light beer delivers a refreshing taste that’s perfect for every occasion. Since its launch in September 2024, American Rebel Light Beer has rolled out in Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Florida, Indiana, Virginia, Mississippi, and Minnesota.

For launch details and availability, visit www.americanrebelbeer.com or follow us on social media @AmericanRebelBeer.

American Rebel Light is a Premium Domestic Light Lager Beer – all-natural, crisp, clean, and bold with a lighter feel. Approximately 100 calories, 3.2 carbohydrates, and 4.3 percent ABV per 12 oz serving. Brewed without added supplements, corn, rice, or sweeteners.

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American Rebel Light Beer Distribution Opportunities

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Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations regarding American Rebel Holdings, Inc.’s (“American Rebel” or the “Company”) future performance, distributor partnerships, market expansion, brand visibility, consumer demand, and shareholder value creation. Specifically, statements related to anticipated distribution growth, new market entries, potential distributor agreements, and strategic business development initiatives are forward-looking in nature.

Such statements are based on current assumptions, estimates, and projections about the Company’s business and industry, as well as management’s beliefs and expectations. These forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements to differ materially from those expressed or implied by such statements. These risks include, but are not limited to: changes in consumer preferences and purchasing behavior; competitive pressures in the beverage industry; supply chain disruptions or production limitations; regulatory changes affecting distribution, labeling, or marketing; the Company’s ability to secure, maintain, or expand distributor and retail partnerships; the outcome and timing of contract negotiations; the success and availability of marketing and promotional activities; and the risks detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2024, and its Quarterly Report on Form 10-Q for the three months ended June 30, 2025.

Additionally, the Company appeared before a Nasdaq panel on September 30, 2025, to address its stockholder equity deficiency, which was not cured prior to the expiration of the 180-day extension in August 2025. Since June 30, 2025, the Company has initiated multiple transactions — including debt conversions, minority equity investments, and equity issuances — that were not reflected in its Q2 FY2025 Form 10-Q. Management believes these actions have collectively positioned the Company above the $2.5 million minimum stockholder equity threshold required by Nasdaq. However, the Company is currently awaiting the panel’s decision, which will be based upon both the Company’s presentation and the Nasdaq staff’s recommendations. There can be no assurance that the panel will concur with management’s position or render a favorable ruling.

Any forward-looking statement made herein speaks only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. American Rebel undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments, or otherwise, except as may be required by law.